Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

ASLAN Pharmaceuticals Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share(1)	Rule 457(c)	61,904,761(4)	$0.016794	$1,039,628.56	0.00014760	$153.45
		Total Offering Amounts				$1,039,628.56		$153.45
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$153.45

(1)

These ordinary shares offered in the United States will be represented by American Depositary Shares (“ADSs”), each of which represents twenty-five ordinary shares of ASLAN Pharmaceuticals Limited (the “Registrant”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional ordinary shares or ADSs of the registrant as may hereafter be offered or issued by reason of any share or ADS dividend, share or ADS split, bonus issue, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding ordinary shares or ADSs.

(3)

Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $0.016794 per ordinary share (or the equivalent of $0.41985 per ADS), which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Capital Market on June 5, 2024, which date is within five business days prior to the filing of this registration statement.

(4)

Represents the ordinary shares represented by ADSs offered by the selling shareholder that may be issued upon one or more conversions under the Loan, Guaranty, and Security Agreement, dated as of July 12, 2021, as amended on June 30, 2023 and further amended on December 6, 2023 and May 29, 2024, by and among the Registrant, ASLAN Pharmaceuticals (USA) Inc., ASLAN Pharmaceuticals Pte. Ltd., K2 HealthVentures LLC and Ankura Trust Company, LLC.